Exhibit 99.1

International Seaways Begins Operating as an Independent, Publicly Traded Company

New York, NY – December 1, 2016 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”) announced today it has completed the spin-off from its former parent company, Overseas Shipholding Group, Inc., and has begun operating as an independent, publicly traded company. Starting December 1, 2016, the new International Seaways will begin “regular-way” trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “INSW”.

“This is a historic day for International Seaways, its employees and its shareholders,” said Lois K. Zabrocky, INSW’s President and CEO. “The completion of the separation simplifies our operating structure, enhances our strategic focus and creates a more distinct investment profile, which will allow us to attract a broader base of shareholders. We are launching at a favorable time in the market cycle with a strong financial position that we believe will provide us with multiple opportunities to create value for our shareholders,” Zabrocky concluded.

At 5:00 p.m. on Nov. 30, 2016, 100 percent of the shares of International Seaways were distributed to OSG shareholders and warrantholders. OSG shareholders received 0.3333 shares of International Seaways common stock for every one share of OSG common stock held at 5:00 p.m. on November 18, 2016, the record date for the spin-off.

For each OSG warrant held on the record date, OSG warrantholders received 0.3333 shares of INSW common stock for every one share of OSG common stock they would have received if they exercised those warrants immediately prior to the distribution date (or approximately 0.06332 INSW shares per warrant). OSG shareholders and warrantholders received cash in lieu of any fractional shares.

In connection with the listing of its shares of common stock on the NYSE, President and CEO Lois K. Zabrocky along with members of the Company will ring The NYSE Closing Bell on Friday, December 2, 2016. The NYSE Closing Bell is broadcast live from the NYSE and interested parties may stream the ceremony live at 4:00pm Eastern Time by visiting https://www.nyse.com/bell.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 55 vessels, including one ULCC, eight VLCCs, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers. Through joint venture partnerships, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of each of the Companies. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to each of the Company’s plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on each of the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Registration Statement on Form 10 and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
International Seaways, Inc.
Brian Tanner, 212-578-1645
btanner@intlseas.com